Exhibit 10.72

State Auto Financial Corporation

Supplemental Executive Retirement Plan

Effective January 1, 2007

TABLE OF CONTENTS

		Page
1	INTRODUCTION	2

2	DEFINITIONS AND GENERAL PROVISIONS	3

3	PLAN PARTICIPATION	6

4	BENEFITS PAYABLE	7

5	CHANGE OF CONTROL	12

6	PLAN ADMINISTRATION	13

7	MISCELLANEOUS PROVISIONS	14

Supplemental Executive Retirement Plan

1	INTRODUCTION

State Auto Financial Corporation (the “Company”), hereby adopts this State Auto Financial Corporation Supplemental Executive Retirement Plan (the “Plan”) to read in its entirety as set forth in this document, effective January 1, 2007. The Plan is established by the Company for the benefit of a select group of management and highly compensated employees of the Company.

The purpose of the Plan is to supplement benefits payable to, and on behalf of, covered employees by the State Auto Insurance Companies Employees’ Retirement Plan (the “Retirement Plan”) and the State Auto Insurance Companies Capital Accumulation Plan (the “CAP”), both tax-qualified retirement plans maintained by the Company, and not otherwise provided by the Supplemental Retirement Plan for Executive Employees of State Auto Insurance Company (the “Supplemental Retirement Plan”) or the State Auto Property & Casualty Insurance Company Amended and Restated Incentive Deferred Compensation Plan (the “IDC Plan”). In general, the Plan provides covered employees with additional benefits they would have earned or accumulated under the Pension Plan and/or the CAP, by reason of their Company-related employment, in the absence of the annual compensation, contribution and maximum benefit limits imposed by Sections 401(a)(17), 401(k), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”) and which are not otherwise provided by the Supplemental Retirement Plan and/or the IDC Plan.

The Plan is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is also intended to comply with the requirements of The American Jobs Creation Act of 2004 and Code Section 409A and the regulations and guidance issued thereunder.

Supplemental Executive Retirement Plan

2	DEFINITIONS AND GENERAL PROVISIONS

The terms defined in this Article shall have the meanings set forth below unless the context clearly requires another meaning. When the defined meaning is intended, the term is capitalized:

2.1

“Adjusted Annual Compensation” means a Covered Employee’s total annual cash compensation (i.e., base pay plus any amounts paid as short-term or long-term incentive compensation or bonuses) paid in the Covered Employee’s tax year, but determined without regard to any limitations imposed by reason of Section 401(a)(17) of the Code on the maximum amount that may recognized as annual compensation.

2.2	“Approved Leave of Absence” means any absence from work granted by the Company and recognized by the Plan Administrator under uniform rules.

2.3	“Beneficiary” means any person or persons so designated in accordance with the provisions of Article 4.

2.4	“CAP” means the document entitled State Auto Insurance Companies Capital Accumulation Plan, as the same may be amended and restated from time to time.

2.5

“Change of Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company determined in accordance with Code Section 409A and the regulations thereunder and any applicable guidance issued with respect to Code Section 409A by the Treasury Department or the Internal Revenue Service.

2.6	“Code” means the Internal Revenue Code of 1986, as amended.

2.7	“Company” means State Auto Financial Corporation and its related entities, subsidiaries and affiliates, including State Automobile Mutual Insurance Company, or any successor thereto.

2.8

“Covered Employee” means any employee who is among a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company (i) whose retirement benefits under the Retirement Plan are limited by reason of Code Sections 401(a)(17) and/or 415, (ii) whose benefits under the CAP are limited by reason of Code Sections 401(a)(17), 401(k), 401(m), 402(g) and/or 415, and (iii) who is designated by the Plan Administrator as eligible to participate in the Plan.

2.9	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10

“IDC Plan” means the non-qualified deferred compensation plan document entitled State Auto Property and Casualty Insurance Company Amended and Restated Incentive Deferred Compensation Plan, as the same may be amended and restated from time to time.

Supplemental Executive Retirement Plan

2.11	“Participant” means any Covered Employee who meets the eligibility requirements for participation in the Plan as set forth in Article 3 and who has an accrued Plan Benefit.

2.12	“Plan” means the State Auto Financial Corporation Supplemental Executive Retirement Plan, as set forth herein, and as the same may be amended from time to time.

2.13

“Plan Administrator” means the Compensation Committee (the “Committee”) of the Board of Directors of State Auto Financial Corporation or such other authorized officers or officer of the Company to whom the power to administer the Plan has been delegated by the Committee.

2.14	“Plan Benefit” means the benefits payable under the Plan to or on behalf of a Participant.

2.15	“Plan Year” means the fiscal year of the Plan, which is the twelve consecutive-month period beginning January 1 and ending December 31.

2.16	“Retirement Plan” means the document entitled State Auto Insurance Companies Employees’ Retirement Plan, as the same may be amended and restated from time to time.

2.17

“Separation from Service” or “Separate from Service” means a Participant’s termination from employment with the Company on account of such Participant’s death, retirement, or other such termination of employment. A Participant will not be deemed to have experienced a Separation from Service if such Participant is on military leave, sick leave, or other bona fide Approved Leave of Absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if such Participant continues to provide “significant services” to the Company (whether as an employee or independent contractor). For purposes of the preceding sentence, a Participant will be considered to provide “significant services” if such Participant provides continuing services that average more than 20% of the services provided by such Participant to the Company during the immediately preceding three full calendar years of employment (or, if less, the period of employment).

2.18

“Service” means the years and months of employment (including an Approved Leave of Absence, if any) with the Company, where any partial month shall constitute a complete month. Such years and months shall be calculated from the Participant’s date of employment to the Participant’s termination date. Notwithstanding the foregoing, if a Participant is absent from work due to any reason other than quit, discharge, retirement or death, the period up to the first anniversary of the first day of such absence (or up to the date of quit, discharge, retirement or death, if earlier), shall be counted as Service for all purposes under the Plan.

2.19

“Supplemental Retirement Plan” means the document entitled Supplemental Retirement Plan for Executive Employees of State Auto Insurance Companies, as the same may be amended and restated from time to time.

Supplemental Executive Retirement Plan

2.20	“Total Cash Compensation” means a three-year final average of the Participant’s Adjusted Annual Compensation.

2.21	“Totally Disabled” or “Total Disability” means “Disabled” as such term is defined in Code Section 409A(a)(2)(C).

2.22

Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Unless otherwise clear from the context, words used herein in the masculine shall also be deemed to include the feminine.

Supplemental Executive Retirement Plan

3	PLAN PARTICIPATION

An individual must be a Covered Employee in order to participate in the Plan. Once a Covered Employee becomes a Participant, such individual shall continue to be a Participant until such individual ceases: (i) to be described as a Covered Employee, and (ii) to have any vested interest in the Plan (as a result of distributions made to such Participant or his/her Beneficiary, if applicable, or otherwise).

Supplemental Executive Retirement Plan

4	BENEFITS PAYABLE

4.1	Amount and Payment of Benefits. A Participant shall be entitled to receive the benefits described in this Article 4, payable as described herein.

4.2	Amount of Plan Benefit. The Plan Benefit shall be calculated as follows:

Plan Benefit = SERP Target minus (A + B + C + D), where:

SERP Target = 50% x the Participant’s Total Cash Compensation x (Z/20);

Z = the Participant’s Service with the Company at age 65, to a maximum of 20.0 years;

A = the benefits payable under the Retirement Plan at age 65;

B = the benefits payable under the CAP at age 65 which are attributable to Company matching contributions only;

C = the benefits payable under the IDC Plan at age 65, if any, which are attributable to excess Company matching contributions only; and

D = the benefits payable under the Supplemental Retirement Plan at age 65, if any.

The benefits calculated above for A, B, C and D shall be in the form of a single life annuity paid at age 65.

Notwithstanding the foregoing, if the current Chief Executive Officer of the Company terminates employment with the Company at any time after the effective date of this Plan, the value of Z in the formula above shall be increased by up to three years (not to exceed maximum credit available at age 65) for each Participant in the Plan who remains actively employed with the Company for a period of two years after the current Chief Executive Officer terminates such employment; provided, however, that such increase shall not apply to any Participant holding the title of Chief Executive Officer, or any Participant named as Chief Executive Officer. Further, if a Participant dies or becomes Totally Disabled at any time during the two-year service period after the current Chief Executive Officer terminates his employment, such increase in the years of service shall apply to the Participant; provided, however, that the increase in years of service shall not apply if the Participant’s employment terminates due to death or disability which results from a self-inflicted injury or event, while sane or insane.

4.3	Vesting of Plan Benefits. Except as otherwise provided in Article 5, a Participant’s Plan Benefit shall vest after the completion of five consecutive years of Service.

Supplemental Executive Retirement Plan

4.4	Payment of Plan Benefits.

(a)

General Timing and Form of Payment Rules. Unless a Participant elects another time and/or form of payment, as of the later of the date the Participant commences participation in the Plan or within 30 days after such date, on the distribution election form provided by the Plan Administrator to the Participant, the Participant’s vested Plan Benefit will be funded by a single life annuity payable at age 65. Notwithstanding the foregoing sentence, no payment shall be made until the Participant has a Separation from Service.

(b)	Alternate Time and Form of Distribution. Subject to Sections 4.4(a) and 4.4(c) of the Plan, a Participant may elect one of the following alternate forms of distribution:

(i)	Single lump sum distribution;

(ii)	Joint and survivor annuity with a 50% annuity benefit to the beneficiary;

(iii)	Joint and survivor annuity with a 100% annuity benefit to the beneficiary;

(iv)

Monthly installments paid for 120 months. The calculation of such monthly benefit payments shall be made by using the actuarial factors in the Retirement Plan for determining actuarial equivalency of various forms of benefit payment.

Any election to change the timing and/or form of benefit distribution from the Plan shall apply to all Plan Benefits available under the Plan.

(c)

Change in the Time or Form of Payment. Prior to the date a Participant commences payment of his/her vested Plan Benefit as elected under Section 4.4(a) or Section 4.4(b), the Participant may delay the timing of payment and/or change the form of payment in accordance with the following restrictions:

(i)

A Participant may not elect a new date or form of payment that would result in the acceleration of the time or schedule of any payment of the Participant’s vested Plan Benefit, except as provided in guidance and/or regulations issued by the Secretary of the Treasury;

(ii)	The election may not take effect until at least 12 months after the date on which the election is made;

(iii)

Except with respect to payments made on account of death or Total Disability, the first payment with respect to such election shall be deferred for at least five years from the date payment would otherwise have been made, or in the case of a life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid; and

Supplemental Executive Retirement Plan

(iv)

If the Participant elected to receive payment at a specified time, the new election must be made at least 12 months before the date of the payment scheduled to be paid, or in the case of a life annuity or installment payments treated as a single payment, 12 months prior to the date the first amount was scheduled to be paid.

4.5	Exceptions to the General Timing and Distribution Rules.

(a)

Distributions to Key Employees. A Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) and is entitled to a distribution due to a Separation from Service may not receive a distribution under the Plan until a date that is at least six months after the date of his/her Separation from Service. If the Participant elects payment in the form of an annuity or installments, such payment form is treated as a single payment (as opposed to separate and individual payments) and the first payment shall be paid according to the six-month delay rule as described above.

(b)

Domestic Relations Order. A payment of all or part of a Participant’s vested Plan Benefit may be made to a spouse, former spouse or other dependent under the terms of a qualified domestic relations order (as defined in Code Section 414(p)(1)(B)). The Plan Administrator shall determine whether a payment should be made pursuant to the terms of a qualified domestic relations order and the time and form of such payment.

(c)	Conflict of Interest. A payment of all or part of a Participant’s vested Plan Benefit may be made if necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(d)

Employment Taxes. A Participant may receive a payment of his/her vested Plan Benefit before the date set forth in Section 4.4(a) to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101 and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”). In addition, a Participant may receive a payment of his/her vested Plan Benefit before the payment date under Section 4.4(a) or Section 4.4(c), as applicable, to pay the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The payment under this Section 4.5(e) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

(e)

Delay of Payment. A payment of benefits otherwise payable in accordance with Section 4.4(a) or Section 4.4(b), as applicable, will be delayed to a date after the payment date under any of the following circumstances:

(i)

where the Company reasonably anticipates that its deduction with respect to such payment otherwise would be limited or eliminated by Code Section 162(m); provided, however, that payment will be made or

Supplemental Executive Retirement Plan

commence at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by Code Section 162(m) or the calendar year in which the Participant Separates from Service;

(ii)

where the Company reasonably anticipates that the making of such payment will violate a term of a loan agreement or other similar contract to which the Company is a party, and such violation will cause material harm to the Company; provided, however, that payment will be made or commence at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause material harm to the Company;

(iii)

where the Company reasonably anticipates that the making of such payment will violate federal securities laws or other applicable law within the meaning of Code Section 409A and the regulations thereunder; provided, however, that payment will be made or commence at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation; or

(iv)	upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Code.

(f)

Payments upon Income Inclusion Under Code Section 409A; Plan Termination. The Plan shall permit the payment of vested Plan Benefits to a Participant prior to the Participant’s payment date under Section 4.4(a) or Section 4.4(c), as applicable:

(i)

if the Plan fails to meet the requirements of Code Section 409A and the regulations thereunder, but only to the extent that such payment does not exceed the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Code Section 409A and the regulations thereunder; or

(ii)	upon the termination of the Plan requiring the complete distribution of all vested Plan Benefits.

(g)

Disputed Payments. In the event of a genuine dispute regarding the amount or timing of payments under the Plan, a delay in the payment of Plan Benefits shall not cause a violation of Code Section 409A to the extent such delay satisfies the conditions set forth in Code Section 409A and the regulations thereunder.

4.6

Death Benefit. If a Participant dies prior to the commencement of the distribution of his/her vested Plan Benefit, the actuarial equivalent present value of the Participant’s vested Plan Benefit will be paid per the Participant’s prior election to his/her Beneficiary as soon as administratively possible after the Participant’s death. The actuarial

Supplemental Executive Retirement Plan

equivalent present value shall be determined by using the applicable interest rate and applicable mortality table identified in Code Section 417(e)(3).

4.7

Disability Benefit. If a Participant becomes Totally Disabled prior to the commencement of the distribution of his/her vested Plan Benefit, the actuarial equivalent present value of the Participant’s vested Plan Benefit will be paid per the Participant’s prior election as soon as administratively possible after his/her Total Disability. The actuarial equivalent present value shall be determined by using the applicable interest rate and applicable mortality table identified in Code Section 417(e)(3).

4.8

Beneficiaries. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administrator, and will be effective only when filed in writing with the Plan Administrator or its designee during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due a Beneficiary, there is no living Beneficiary validly named by the Participant, then any such benefit payment shall be made to the Participant’s spouse, if then living, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Plan Administrator may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may cause such payment to be made to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Plan Administrator deems to be appropriate.

Supplemental Executive Retirement Plan

5	CHANGE OF CONTROL

5.1	Vesting. Upon a Change of Control, all Participants shall become vested in their right to receive Plan Benefits.

5.2

Termination and Amendment of the Plan. After a Change of Control, the Plan may not be terminated without the written consent of any person affected by the termination until all accrued Plan Benefits are paid out, and no amendments may be made to the Plan without the written consent of any person affected by the amendment, unless such amendment enhances the Plan Benefits of the Participants.

Supplemental Executive Retirement Plan

6	PLAN ADMINISTRATION

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have full power and authority to interpret, construe and administer the Plan, and the Plan Administrator’s interpretation and construction thereof and actions thereunder, including any valuation of a Participant’s benefits and the determination of the amount or recipient of payments to be made with respect thereto, shall be binding and conclusive on all persons for all purposes. No trustee, employee or agent of the Plan Administrator or the Company shall be liable to any person for any actions taken or omitted in connection with the interpretation and administration of this Plan. The Plan Administrator shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, counsel or other person employed or engaged by the Plan Administrator or the Company with respect to this Plan.

Without limiting the generality of the foregoing, and subject to the provisions of the Plan, the Plan Administrator shall have discretionary authority to (i) interpret the Plan, (ii) determine all questions relating to the rights and status of Participants and their Plan Benefits, and (iii) make such rules and regulations for the administration of the Plan as are not inconsistent with its express terms and provisions.

Supplemental Executive Retirement Plan

7	MISCELLANEOUS PROVISIONS

7.1

ERISA and Governing Law. The Plan is a combination of an excess benefit plan, as defined in Sections 3(36) and 4(b)(5) of ERISA, and an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. None of the statutory rights and protections conferred on Participants by ERISA are conferred under the terms of this Plan, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the laws of the State of Ohio shall control in any and all matters relating to the Plan.

7.2

Claims and Appeals Procedure. Any Participant or any other person claiming a Plan Benefit under a deceased Participant, such as a Beneficiary, may submit a written application or request to the Plan Administrator for the payment of any Plan Benefit asserted to be due to him/her under the Plan. Such application or request shall set forth the nature of the claim and such other information as the Plan Administrator may reasonably request. Promptly after the receipt of any application or request, the Plan Administrator shall determine whether or not the Participant or Beneficiary is entitled to a Plan Benefit hereunder, and if so, the amount thereof and shall notify the claimant of its findings.

If a claim is wholly or partially denied, the Plan Administrator shall notify the Participant or Beneficiary in writing within 90 days after receipt of the claim by the Plan Administrator, unless special circumstances require an extension of time. If such an extension of time is required, written notice of the extension shall be furnished to the Participant or Beneficiary prior to the end of the initial 90-day period. In no event shall the extension exceed a period of 90 days from the end of the initial period.

If an application or request for Benefits is denied, in whole or in part, the Participant or Beneficiary shall have the right to request the review of his/her claim by submitting a written request to the Plan Administrator within 60 days of the receipt of the initial denial issued by the Plan Administrator. Such request for review may contain any additional information and comments as the Participant or Beneficiary may wish to present. Within 60 days of the receipt of the appeal request, the Plan Administrator shall reconsider the Participant’s or Beneficiary’s application. Notice of the Plan Administrator’s final determination shall be furnished to the Participant or Beneficiary in writing, and such determination shall be binding and conclusive on all parties.

7.3

Benefits Are Nonassignable. No Plan Benefit may be pledged, assigned, anticipated or alienated in any way by any Participant or Beneficiary or personal representative of the foregoing. Moreover, no Participant, Beneficiary or personal representative of the foregoing shall have any right to cause benefits otherwise payable under this Plan to be accelerated or paid on any basis or in any form other than on the bases and in the forms provided for under Article 4 hereof.

7.4	Amendment of Plan. The Plan Administrator hereby reserves the right and power to amend the Plan, in whole or in part, at any time and from time to time; provided,

Supplemental Executive Retirement Plan

however, that in no event shall the Plan Administrator have the right to eliminate or reduce any Plan Benefit which has already become vested prior to such amendment, or to accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Plan Administrator and permitted by applicable law. All actions pursuant to this Section shall be set forth in a written instrument executed by the Plan Administrator. Notwithstanding anything in the Plan to the contrary, the Plan may be amended at any time, if necessary, to conform or comply with provisions or requirements of the Code or any applicable laws.

7.5

No Guarantee of Employment. Nothing contained herein shall be construed as a contract of employment between the Company and any employee, or as a right of any employee to continue in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause, at any time.

7.6

Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

7.7

Facility of Payments. Whenever, in the opinion of the Plan Administrator, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his/her financial affairs, the Plan Administrator shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his/her benefit; alternatively, the Plan Administrator may in its discretion apply the payment for the benefit of such person in such manner as the Plan Administrator deems advisable. Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Company and the Plan Administrator with respect to such payment or application of benefits.

7.8

Funding. All benefits under the Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. The right of a Participant or his/her Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his/her Beneficiary shall have any rights in or against any amounts credited under the Plan or any other specific assets of the Company.

7.9

Taxes. The Company shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.

7.10	Payments Not Salary for Certain Purposes. Any amounts payable under the Plan shall not be considered salary or other compensation to the Participant for the purpose of

Supplemental Executive Retirement Plan

computing benefits to which a Participant may be entitled under any retirement plan or other arrangement of the Company for the benefit of its employees.

7.11

Section 409A. The Plan is intended to be operated in compliance with the requirements of Code Section 409A. The Plan shall be construed in a manner so as to comply with the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company acting by and through its duly authorized officer, hereby adopts this Supplemental Executive Retirement Plan this 4th day of October, 2007.

STATE AUTO FINANCIAL CORPORATION

By:	/s/ Robert P. Restrepo, Jr.
Title:	Chairman, President and Chief Executive Officer